Exhibit 21.1

List of Subsidiaries

Perfect Support Limited, a British Virgin Islands company (a wholly-owned subsidiary of China Shesays Medical Cosmetology Inc.)

Chengdu Boan Investment Management Co., Limited, a company incorporated in the PRC (a wholly-owned subsidiary of China Shesays Medical Cosmetology Inc.)

Sichuan Shesays Cosmetology Hospital Co., Ltd., a PRC limited liability company (a contractually controlled subsidiary of Chengdu Boan Investment Management Co., Limited)

Leshan Jiazhou Shesays Junge Cosmetology Company Limited, a PRC limited liability company (a wholly-owned subsidiary of Sichuan Shesays Cosmetology Hospital Co., Ltd.)

Yibin Shesays Junge Cosmetology Clinic Company Limited, a PRC limited liability company (an 80% owned subsidiary of Sichuan Shesays Cosmetology Hospital Co., Ltd.)